CONSENT OF INDEPENDENT AUDITORS



The Trustees and Shareholders
Evergreen Select Equity Trust



We consent to the use of our report dated August 6, 1999 for Evergreen Select Balanced Fund, Evergreen Select Core Equity Fund, Evergreen Select Diversified Value Fund, Evergreen Select Large Cap Blend Fund, Evergreen Select Small Cap Growth Fund, Evergreen Select Small Company Value Fund, Evergreen Select Social Principles Fund, Evergreen Select Special Equity Fund, Evergreen Select Strategic Growth Fund, Evergreen Select Strategic Value Fund, Evergreen Select Equity Index Fund and Evergreen Select Secular Growth Fund incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the Statement of Additional Information.


                                           /s/ KPMG LLP

                                           KPMG LLP

Boston, Massachusetts
October 28, 1999